NEWS RELEASE


Contact: Alexander Castaldi
                  Executive Vice President, Chief Financial and
                  Administrative Officer
                  Remington Products Company, L.L.C.
                  (203) 332-9731




       REMINGTON PRODUCTS COMPANY ANNOUNCES HIGHER SECOND QUARTER RESULTS


     BRIDGEPORT,  CT,  August  1, 2003 --  Remington  Products  Company,  L.L.C.
announced today that net sales for the second quarter of 2003 were $71.3 million, an increase of $1.3 million from last year's second quarter. Operating income was $8.7 million, compared to $4.9 million in last year's quarter.

     The higher net sales in the second quarter of 2003 reflect increased sales in the Company's International segment primarily as a result of favorable foreign exchange and strong sales of shaver & grooming products in North America. These gains were partially offset by a decline in sales of haircare and wellness products in North America and lower sales in the Company's U.S. Service Stores segment.

     Net sales in North America decreased 3% or $1.3 million. An increase in North American sales of shaver and grooming products was offset by lower wellness sales resulting from the decision to deemphasize this product line and lower haircare sales. The International segment reported a $4.1 million or 25% increase in net sales which was driven primarily by the positive impact of foreign currency. Also impacting this increase was higher sales of shaver, grooming and haircare products. Net sales in the Company's U.S. Service Stores segment declined $1.5 million or 21% due to the fewer stores operating compared to the prior year's second quarter, and a decrease in same store sales of 12.5%.

     The $3.8 million increase in operating income for the quarter was due primarily to the higher gross profit margin, which was 44.2% compared to 40.4% last year. This margin increase was the result of the combination of a better sales mix toward shaver and grooming products and continued product cost savings, including the positive impact of foreign currency on U.S. dollar denominated inventory purchases in the International segment. Also contributing to the improved operating income were the higher sales and lower operating expenses, particularly distribution expenses.

     Net interest expense was $5.6 million in the second quarter of 2003, compared to $5.8 million in last year's quarter. The decrease was due primarily to lower average borrowings during the period. Other income decreased to $0.3 million in the second quarter compared with $0.5 million in the same period of the prior year due primarily to lower currency gains on U.S. dollar denominated obligations in the Company's International segment. As a result of higher pretax income generated within the International segment the provision for income taxes was $0.5 million in the second quarter of 2003 compared to a benefit in the prior year of $0.2 million. The Company's net income for the second quarter of 2003 was $2.9 million compared with a $0.2 million loss in the second quarter of 2002.

     Net sales for the six months ended June 30, 2003 decreased 4% to $119.0 million compared with $123.8 million in the first six months of 2002. The decrease was the result of lower sales in the North American and the U.S. Services Stores operating segments, while sales in the Company's International segment increased. Operating income for the six month period was $10.0 million compared to $6.6 million in the same period of 2002. This increase was the result of a 400 basis point increase in the gross profit margin to 44.4% on a more favorable sales mix and the impact of a weaker U.S. dollar, as well as slightly lower operating expenses. Net interest expense decreased by $0.7 million to $11.2 million for the period as a result of lower average borrowings. Other income increased by $0.3 million for the first six months of 2003 compared to the same period of 2002 as a result of an increase in currency gains within the International segment. The Company had a net loss of $0.9 million for the first six months of 2003 compared with a net loss of $4.3 million in the first six months of 2002.

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     As of June 30, 2003 debt was $180.5 million,  compared to $203.1 million as of June 30, 2002. Additionally, cash increased to $24.8 million compared to $3.7 in the prior year. This combined improvement of $43.7 million was the result of improvements in earnings and working capital management.

     Neil DeFeo, Remington's Chairman, Chief Executive Officer and President, commented: "We are pleased to report higher sales and record high profits for the second quarter of 2003. Our profits for the quarter and six months to date reflect fundamental improvements within the Company. Specifically, our focus on our core products has allowed us to generate significantly higher margins. Additionally, this focus has helped us control our working capital resulting in a $22.6 million decline in total borrowings and an increase in cash of $21.1 million compared to June 2002."


     Remington Products Company, L.L.C. is a leading consumer products company focusing on the development and marketing of personal care products. The Company designs and distributes electric shavers and accessories, grooming products, hair care appliances, and other small electrical consumer appliances. The Company's headquarters are located at 60 Main Street, Bridgeport, Connecticut.

     This news release may contain forward-looking statements, which include assumptions about future market conditions, operations and results. These statements are based on current expectations and are subject to risks and uncertainties. They are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Please refer to our filings made with the Securities and Exchange Commission for a statement of the factors that could cause actual results to differ materially from any forward-looking statements made herein. The Company assumes no obligation to update any such forward-looking statements or advise of changes in the assumptions on which they were based.


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